                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)      February 3, 1997


                            Ugly Duckling Corporation
             (Exact name of registrant as specified in its charter)





          Delaware                       20841                  86-0721358
--------------------------------------------------------------------------------
(State or other jurisdiction           (Commission          (IRS Employer
of incorporation)                      File Number)         Identification No.)



2525 East Camelback Road, Suite 1150, Phoenix, Arizona                     85016
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)


Registrant's telephone number, including area code               (602) 852-6600
                                                   ----------------------------


                                 Not applicable
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

ITEM 5.           OTHER EVENTS.

         On February 3, 1997, the Company announced that it is undertaking a private placement of 5,000,000 shares of Common Stock to institutional investors. The proposed offering is more fully described in the press release included herein as Exhibit 99.

        On January 31, 1997, the Company entered into a letter of intent setting forth preliminary terms of the potential acquisition of a business engaged in the sale and financing of used motor vehicles in a market with no current Company dealerships. The Company has recently commenced its due diligence investigation of the seller and its assets. The unaudited book value of the assets at December 31, 1996 was approximately $40 million. Consummation of the transaction is contingent upon a number of conditions, including satisfactory completion of due diligence, negotiation of final terms and execution of definitive agreements, and the approval of regulatory authorities and the Board of Directors of the Company. No assurance can be given that such conditions will be satisfied or that the acquisition will be completed.



ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

          Company's consolidated financial statements for the fiscal years ended December 31, 1996, 1995 and 1994.

(c)      Exhibits.

Exhibit
Number            Description                                                           Page
------            -----------                                                           ----

27               Financial Data Schedule                                                Filed herewith

99               Press Release issued on February 3, 1997                               Filed herewith


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                              UGLY DUCKLING CORPORATION

                                             /s/  Steven T. Darak
Date: February 4, 1997                       -------------------------------
                                              Steven T. Darak
                                              Senior Vice President and Chief
                                              Financial Officer

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report..........................................................  F-2
Consolidated Financial Statements:

  Consolidated Balance Sheets as of December 31, 1996 and 1995........................  F-3

  Consolidated Statements of Operations for the years ended December 31, 1996, 1995 and 1994.........................................................................  F-4

  Consolidated Statements of Stockholders' Equity for the years ended December 31,
     1996, 1995 and 1994..............................................................  F-5

  Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994.........................................................................  F-6

Notes to Consolidated Financial Statements............................................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Ugly Duckling Corporation:

     We have audited the accompanying consolidated balance sheets of Ugly Duckling Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ugly Duckling Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Phoenix, Arizona
January 31, 1997

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996        1995
                                                                          --------     -------
                                                                             (IN THOUSANDS)
ASSETS
Cash and Cash Equivalents...............................................  $ 18,455     $ 1,419
Finance Receivables:
  Held for Investment...................................................    52,188      49,226
  Held for Sale.........................................................     7,000          --
                                                                          --------     -------
        Principal Balances, Net.........................................    59,188      49,226
  Less: Allowance for Credit Losses.....................................    (8,125)     (8,500)
                                                                          --------     -------
        Finance Receivables, Net........................................    51,063      40,726
                                                                          --------     -------
Residuals in Finance Receivables Sold...................................     9,889          --
Investments Held in Trust...............................................     3,479          --
Inventory...............................................................     5,752       6,329
Property and Equipment, Net.............................................    20,652       7,797
Goodwill and Trademarks, Net............................................     2,150         269
Other Assets............................................................     6,643       4,250
                                                                          --------     -------
                                                                          $118,083     $60,790
                                                                          ========     =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts Payable......................................................  $  2,132     $   595
  Accrued Expenses and Other Liabilities................................     6,728       5,557
  Notes Payable.........................................................    12,904      35,201
  Subordinated Notes Payable............................................    14,000      14,553
                                                                          --------     -------
     Total Liabilities..................................................    35,764      55,906
                                                                          --------     -------
Stockholders' Equity:
  Preferred Stock.......................................................        --      10,000
  Common Stock..........................................................    82,612         127
  Accumulated Deficit...................................................      (293)     (5,243)
                                                                          --------     -------
     Total Stockholders' Equity.........................................    82,319       4,884
                                                                          --------     -------
Commitments, Contingencies and Subsequent Event.........................
                                                                          --------     -------
                                                                          $118,083     $60,790
                                                                          ========     =======

See accompanying notes to Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1996        1995        1994
                                                                -------     -------     -------
                                                                (IN THOUSANDS, EXCEPT EARNINGS
                                                                      PER SHARE AMOUNTS)
Sales of Used Cars............................................  $53,768     $47,824     $27,768
Less:
  Cost of Used Cars Sold......................................   29,890      27,964      12,577
  Provision for Credit Losses.................................    9,811       8,359       8,140
                                                                -------     -------     -------
                                                                 14,067      11,501       7,051
                                                                -------     -------     -------
Interest Income...............................................   15,856      10,071       5,449
Gain on Sale of Loans.........................................    4,434          --          --
                                                                -------     -------     -------
                                                                 20,290      10,071       5,449
                                                                -------     -------     -------
Servicing Income..............................................      921          --          --
Other Income..................................................      650         308         556
                                                                -------     -------     -------
                                                                  1,571         308         556
                                                                -------     -------     -------
Income before Operating Expenses..............................   35,928      21,880      13,056
Operating Expenses:
  Selling and Marketing.......................................    3,585       3,856       2,402
  General and Administrative..................................   19,538      14,726       9,141
  Depreciation and Amortization...............................    1,577       1,314         777
                                                                -------     -------     -------
                                                                 24,700      19,896      12,320
                                                                -------     -------     -------
Income before Interest Expense................................   11,228       1,984         736
Interest Expense..............................................    5,262       5,956       3,037
                                                                -------     -------     -------
Earnings (Loss) before Income Taxes...........................    5,966      (3,972)     (2,301)
Income Taxes (Benefit)........................................      100          --        (334)
                                                                -------     -------     -------
Net Earnings (Loss)...........................................  $ 5,866     $(3,972)    $(1,967)
                                                                =======     =======     =======
Earnings (Loss) per Share.....................................  $  0.60     $ (0.67)    $ (0.35)
                                                                =======     =======     =======
Shares Used in Computation....................................    8,283       5,892       5,584
                                                                =======     =======     =======

See accompanying notes to Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
                                 (IN THOUSANDS)

                                                                                  RETAINED
                                           SHARES               AMOUNT            EARNINGS        TOTAL
                                     ------------------   -------------------   (ACCUMULATED   STOCKHOLDERS'
                                     PREFERRED   COMMON   PREFERRED   COMMON      DEFICIT)        EQUITY
                                     ---------   ------   ---------   -------   ------------   ------------
Balances at December 31, 1993.......       --    4,640    $     --    $    1      $    696       $    697
Issuance of Common Stock for
  Purchase of Subsidiary............       --      174          --        15            --             15
Issuance of Common Stock for Cash...       --      708          --        61            --             61
Net Loss for the Year...............       --       --          --        --        (1,967)        (1,967)
                                       ------    ------    -------   -------       -------        -------

Balances at December 31, 1994.......       --    5,522          --        77        (1,271)        (1,194)
Issuance of Common Stock............       --       58          --        50            --             50
Conversion of Subordinated Notes
  Payable to Preferred Stock........    1,000       --      10,000        --            --         10,000
Net Loss for the Year...............       --       --          --        --        (3,972)        (3,972)
                                       ------    ------    -------   -------       -------        -------

Balances at December 31, 1995.......    1,000    5,580      10,000       127        (5,243)         4,884
Issuance of Common Stock for Cash...       --    7,281          --    79,335            --         79,335
Conversion of Debt to Common
  Stock.............................       --      444          --     3,000            --          3,000
Issuance of Common Stock to Board of
  Directors.........................       --       22          --       150            --            150
Redemption of Preferred Stock.......   (1,000)      --     (10,000)       --            --        (10,000)
Preferred Stock Dividend............       --       --          --        --          (916)          (916)
Net Earnings for the Year...........       --       --          --        --         5,866          5,866
                                       ------    ------    -------   -------       -------        -------

Balances at December 31, 1996.......       --    13,327   $     --    $82,612     $   (293)      $ 82,319
                                       ======    ======   =========   =======     ========       ========

See accompanying notes to Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       DECEMBER 31,
                                                            -----------------------------------
                                                              1996          1995         1994
                                                            ---------     --------     --------
                                                                      (IN THOUSANDS)
Cash Flows from Operating Activities:
  Net Earnings (Loss).....................................  $   5,866     $ (3,972)    $ (1,967)
     Adjustments to Reconcile Net Earnings (Loss) to Net
       Cash Provided by Operating Activities:
     Provision for Credit Losses..........................      9,811        8,359        8,140
     Gain on Sale of Finance Receivables..................     (4,434)          --           --
     Decrease (Increase) in Deferred Income Taxes.........        249          449         (461)
     Depreciation and Amortization........................      1,577        1,314          777
     Decrease (Increase) in Inventory.....................        577       (1,500)      (3,098)
     Increase in Other Assets.............................     (3,150)        (529)        (294)
     Increase in Accounts Payable, Accrued Expenses, and
       Other Liabilities..................................      2,949        3,035        1,064
     Increase (Decrease) in Income Taxes
       Receivable/Payable.................................        534         (984)        (809)
     Other, Net...........................................         --          169           25
                                                             --------     --------     --------
          Net Cash Provided by Operating Activities.......     13,979        6,341        3,377
                                                             --------     --------     --------
Cash Flows from Investing Activities:
  Increase in Finance Receivables.........................   (113,792)     (53,023)     (27,196)
  Collections of Finance Receivables......................     49,201       19,795       12,202
  Proceeds from Sale of Finance Receivables...............     38,989           --           --
  Increase in Investments Held in Trust...................     (3,479)          --           --
  Purchase of Property and Equipment......................     (6,111)      (3,195)      (5,334)
  Other, Net..............................................     (1,809)          --         (270)
                                                             --------     --------     --------
          Net Cash Used in Investing Activities...........    (37,001)     (36,423)     (20,598)
                                                             --------     --------     --------
Cash Flows from Financing Activities:
  Additions to Notes Payable..............................      1,000       22,259        9,942
  Repayments of Notes Payable.............................    (28,610)          --       (2,027)
  Net Issuance (Repayment) of Subordinated Notes
     Payable..............................................       (553)       6,262        9,350
  Redemption of Preferred Stock...........................    (10,000)          --           --
  Proceeds from Issuance of Common Stock..................     79,435            5           61
  Other, Net..............................................     (1,214)       2,807          (16)
                                                             --------     --------     --------
          Net Cash Provided by Financing Activities.......     40,058       31,333       17,310
                                                             --------     --------     --------
Net Increase in Cash and Cash Equivalents.................     17,036        1,251           89
Cash and Cash Equivalents at Beginning of Year............      1,419          168           79
                                                             --------     --------     --------
Cash and Cash Equivalents at End of Year..................  $  18,455     $  1,419     $    168
                                                             ========     ========     ========
Supplemental Statement of Cash Flows Information:
  Interest Paid...........................................  $   5,144     $  5,890     $  3,031
                                                             ========     ========     ========
  Income Taxes Paid.......................................  $     450     $    535     $    960
                                                             ========     ========     ========
  Conversion of Note Payable to Common Stock..............  $   3,000     $     --     $     --
                                                             ========     ========     ========
  Purchase of Property and Equipment with Notes Payable...  $   8,313     $     --     $     --
                                                             ========     ========     ========
  Purchase of Property and Equipment with Capital
     Leases...............................................  $      57     $    792     $    399
                                                             ========     ========     ========

See accompanying notes to Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

(1)  ORGANIZATION AND PURPOSE

     Ugly Duckling Corporation, a Delaware corporation (the Company), was incorporated in April 1996 as the successor to Ugly Duckling Holdings, Inc.
(UDH), an Arizona corporation, formed in 1992. Contemporaneous with the formation of the Company, UDH was merged into the Company with each share of UDH's common stock exchanged for 1.16 shares of common stock in the Company and each share of UDH's preferred stock exchanged for one share of preferred stock in the Company under identical terms and conditions. UDH was effectively dissolved in the merger. The resulting effect of the merger was a recapitalization increasing the number of authorized shares of common stock to 20,000,000 and a 1.16-to-1 common stock split effective April 24, 1996. The stockholders' equity section of the Consolidated Balance Sheets as of December 31, 1996 and 1995, reflects the number of authorized shares after giving effect to the merger and common stock split. The Company's principal stockholder is also the sole stockholder of Verde Investments, Inc. (Verde). The Company's subordinated debt is held by, and the land for certain of its car dealerships and loan servicing facilities was leased from, Verde until December 31, 1996, see note 13.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Operations

     The Company, through its subsidiaries, owns and operates sales finance companies, used car sales dealerships, a property and casualty insurance company, and is a franchiser of rental car operations. Additionally, Champion Receivables Corporation, a "bankruptcy remote entity" is the Company's wholly-owned special purpose securitization subsidiary. Its assets include residuals in finance receivables sold, and investments held in trust, in the amounts of $9,889,000 and $2,843,000, respectively, at December 31, 1996.

  Principles of Consolidation

     The Consolidated Financial Statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

  Concentration of Credit Risk

     Champion Acceptance Corporation and Champion Financial Services (CFS) provide sales finance services in connection with the sales of used cars to individuals residing primarily in the metropolitan areas of Phoenix and Tucson, Arizona. The Company operated three, three and two dealerships in the Tucson metropolitan area in 1996, 1995 and 1994, respectively; and five, five, and three dealerships in the Phoenix metropolitan area in 1996, 1995 and 1994, respectively (company dealerships). As of December 31, 1996, CFS maintains relationships with approximately 1,400 third party car dealers (third party dealers) in twelve states from whom it purchases sales finance contracts from 35 branch offices.

     Periodically during the year, the Company maintains cash in financial institutions in excess of the amounts insured by the federal government.

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with maturities of three months or less to be cash equivalents. Cash equivalents generally consist of interest bearing money market accounts.

  Revenue Recognition

     Interest income is recognized using the interest method. Direct loan origination costs related to contracts originated at company dealerships are deferred and charged against finance income over the life of the related

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES installment sales contract as an adjustment of yield. Pre-opening and start-up costs incurred on third party dealer branch offices are deferred and charged to expense over a twelve-month period. The accrual of interest is suspended if collection becomes doubtful and is resumed when the loan becomes current. Interest income also includes income on the Company's residual interests from its securitization program.

     Revenue from the sales of used cars is recognized upon delivery, when the sales contract is signed and the agreed-upon down payment has been received.

  Gain on Sale of Loans

     In 1996, the Company initiated a securitization program under which it sells (securitizes) finance receivables to a trust which uses the finance receivables to create asset backed securities (certificates) which are remitted to the Company in consideration for the sale. The Company then sells senior certificates to third party investors and retains subordinated certificates. In consideration of such sale, the Company receives cash proceeds from the sale of certificates collateralized by the finance receivables and the right to future cash flows under the subordinated certificates (residual in finance receivables sold, or residual) arising from those receivables to the extent not required to make payments on the senior certificates sold to a third party or to pay associated costs.

     Gains or losses are determined based upon the difference between the sales proceeds for the portion of finance receivables sold and the Company's recorded investment in the finance receivables sold. The Company allocates the recorded investment in the finance receivables between the portion of the finance receivables sold and the portion retained based on the relative fair values on the date of sale.

  Servicing Income

     Servicing income is recognized when earned. Servicing costs are charged to expense as incurred. In the event delinquencies and/or losses on the portfolio serviced exceed specified levels, the trustee may require the transfer of servicing of the portfolio to another servicer.

  Finance Receivables, Allowance for Credit Losses and Nonrefundable Acquisition Discount

     The Company originates installment sales contracts from its company dealerships and purchases contracts from third party dealers. Finance receivables consist of contractually scheduled payments from installment sales contracts net of unearned finance charges, accrued interest receivable, direct loan origination costs, and an allowance for credit losses, including nonrefundable acquisition discount.

     Finance receivables held for investment represent finance receivables that the Company expects to hold until they have matured. Finance receivables held for sale represent finance receivables that the Company expects to securitize within the next twelve months.

     Unearned finance charges represent the balance of finance income (interest) remaining from the capitalization of the total interest to be earned over the original term of the related installment sales contract. Direct loan origination costs represent the unamortized balance of costs incurred in the origination of contracts at the Company's dealerships.

     The Company follows the provisions of Statement of Financial Accounting Standards No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases" for contracts originated at its company dealerships.

     An allowance for credit losses (allowance) is established by charging the provision for credit losses and the allocation of nonrefundable acquisition discount. For contracts generated by the company dealerships, the allowance is established by charging the provision for credit losses. Contracts purchased from third party dealers are generally purchased with a nonrefundable acquisition discount (discount). The discount is

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES negotiated with third party dealers pursuant to a financing program that bases the discount on, among other things, the credit risk of the borrower and the amount to be financed in relation to the car's wholesale value. The discount is allocated between discount available for credit losses and discount available for accretion to interest income. The portion of discount allocated to the allowance is based upon historical performance and write-offs of contracts acquired from third party dealers, as well as the general credit worthiness of the borrowers and the wholesale value of the vehicle. The remaining discount, if any, is deferred and accreted to income using the interest method. To the extent that the allowance is considered insufficient to absorb anticipated losses on the third party dealer portfolio, additions to the allowance are established through a charge to the provision for credit losses. The evaluation of the discount and allowance considers such factors as the performance of each third party dealer's loan portfolio, the Company's historical credit losses, the overall portfolio quality and delinquency status, the review of specific problem loans, the value of underlying collateral, and current economic conditions that may affect the borrower's ability to pay.

  Inventory

     Inventory consists of used vehicles held for sale and is valued at the lower of cost or market. Vehicle reconditioning costs are capitalized as a component of inventory cost. The cost of used vehicles sold is determined on a specific identification basis. Repossessed vehicles are valued at market value.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets which range from three to ten years for equipment and thirty years for buildings. Leasehold and land improvements are amortized using straight-line and accelerated methods over the shorter of the lease term or the estimated useful lives of the related improvements.

     The Company has capitalized costs related to the development of software products for internal use. Capitalization of costs begins when technological feasibility has been established and ends when the software is available for general use. Amortization is computed using the straight-line method over the estimated economic life of five years.

  Trademarks, Trade Names, Logos, and Contract Rights

     The registered trade names, "Ugly Duckling Car Sales," "Ugly Duckling Rent-A-Car," "America's Second Car," "Putting You on the Road to Good Credit" and related trademarks, logos, and contract rights are stated at cost. The cost of trademarks, trade names, logos, and contract rights is amortized on a straight-line basis over their estimated economic lives of ten years.

  Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally fifteen years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

  Post Sale Customer Support Programs

     A liability for the estimated cost of post sale customer support, including car repairs and the Company's down payment back and credit card programs, is established at the time the used car is sold by charging Cost of Used Cars Sold. The liability is evaluated for adequacy through a separate analysis of the various programs' historical performance.

  Income Taxes

     The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Advertising

     All costs related to production and advertising are expensed in the period incurred or ratably over the year in relation to revenues or certain other performance measures. The Company had no advertising costs capitalized as of December 31, 1996.

  Stock Option Plan

     Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net earnings and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

  Earnings per Share

     Earnings per share is based upon the weighted average number of common shares outstanding plus dilutive common stock equivalents after giving effect to the payment of dividends on preferred stock.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

  Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of, on January 1, 1996. The Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a materiel impact on the Company's financial position, results of operations, or liquidity.

  Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

     In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Management of the Company does not expect that adoption of SFAS No. 125 will have a material impact on the Company's financial position, results of operations, or liquidity.

(3)  FINANCE RECEIVABLES AND ALLOWANCE FOR CREDIT LOSSES

     A summary of net finance receivables at December 31, 1996 and 1995 follows (in thousands):

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1996         1995
                                                                 --------     --------
        Contractually Scheduled Payments.......................  $ 77,982     $ 66,425
        Less: Unearned Finance Income..........................   (19,701)     (18,394)
                                                                 --------     --------
        Installment Sales Contract Principal Balances..........    58,281       48,031
        Add: Accrued Interest Receivable.......................       718          613
              Loan Origination Costs, Net......................       189          582
                                                                 --------     --------
        Principal Balances, Net................................    59,188       49,226
        Less: Allowance for Credit Losses......................    (8,125)      (8,500)
                                                                 --------     --------
        Finance Receivables, Net...............................  $ 51,063     $ 40,726
                                                                 ========     ========
        Held for Investment....................................  $ 52,188     $ 49,226
        Held for Sale..........................................     7,000           --
                                                                 --------     --------
                                                                   59,188       49,226
        Less: Allowance for Credit Losses......................    (8,125)      (8,500)
                                                                 --------     --------
                                                                 $ 51,063     $ 40,726
                                                                 ========     ========

     Allowance for credit losses as a percent of principal balances totaled 13.9% and 17.7% at December 31, 1996 and 1995, respectively.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     The changes in the allowance for credit losses for the years ended December 31, 1996 and 1995 follow (in thousands):

                                                                 DECEMBER 31,
                                                        -------------------------------
                                                         1996        1995        1994
                                                        -------     -------     -------
        Balances, Beginning of Year...................  $ 8,500     $ 6,209     $ 2,876
          Provision for Credit Losses.................    9,811       8,359       8,140
          Allowance Acquired from Discount............    8,963       1,660         579
          Net Charge Offs.............................   (9,168)     (7,728)     (5,386)
          Sale of Finance Receivables.................   (9,981)         --          --
                                                        -------     -------     -------
        Balances, End of Year.........................  $ 8,125     $ 8,500     $ 6,209
                                                        =======     =======     =======

(4)  RESIDUALS IN FINANCE RECEIVABLES SOLD

     The valuation of the residual in finance receivables sold as of December 31, 1996 totaled $9,889,000 which represents the present value of the Company's interest in the anticipated future cash flows of the underlying portfolio, discounted at rates ranging from 16% to 25%, after taking into consideration anticipated prepayments and net charge offs.

     At December 31, 1996, the Company serviced finance receivables totaling $51,663,000 which serves as collateral on $40,770,000 in senior certificates issued to one investor. Approximately 89% of these finance receivables were originated in the state of Arizona.

(5)  INVESTMENTS HELD IN TRUST

     In connection with its securitization transactions, the Company is required to make an initial cash deposit into an account held by the trustee (spread account) and to pledge this cash to the trust to which the finance receivables were sold. The trust in turn invests the cash in high quality liquid investment securities. In addition, the Company (through the trustee) deposits additional cash flows from the residual to the spread account as necessary to attain and maintain the spread account at a specified percentage of the underlying finance receivables principal balance.

     In the event that the cash flows generated by the finance receivables sold to the trust are insufficient to pay obligations of the trust, including principal or interest due to certificate holders or expenses of the trust, the trustee will draw funds from the spread account as necessary to pay the obligations of the trust. The spread account must be maintained at a specified percentage of the principal balances of the finance receivables held by the trust, which can be increased in the event delinquencies or losses exceed specified levels. If the spread account exceeds the specified percentage, the trustee will release the excess cash to the Company from the pledged spread account. Except for releases in this manner, the cash in the spread account is restricted from use by the Company. Investments Held in Trust, which are funds deposited in an interest-bearing, money market account, totaled $2,843,000 at December 31, 1996.

     In connection with certain other agreements, the Company has deposited a total of $636,000 in an interest bearing trust account.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

(6)  PROPERTY AND EQUIPMENT

     A summary of property and equipment as of December 31, 1996 and 1995 follows (in thousands):

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1996        1995
                                                                   -------     -------
        Land.....................................................  $ 7,811     $    15
        Buildings and Leasehold Improvements.....................    5,699       5,143
        Furniture and Equipment..................................    5,696       3,401
        Software Development Costs...............................      693         533
        Vehicles.................................................      156         133
        Construction in Process..................................    3,536          11
                                                                   -------     -------
                                                                    23,591       9,236
        Less Accumulated Depreciation and Amortization...........   (2,939)     (1,439)
                                                                   -------     -------
        Property and Equipment, Net..............................  $20,652     $ 7,797
                                                                   =======     =======

     No interest expense was capitalized in 1996. Interest expense capitalized in 1995 and 1994 totaled $54,000 and $142,000, respectively

(7)  GOODWILL AND TRADEMARKS

     In October, 1996, the Company acquired the operating lease of a used car dealership. In connection with this acquisition, the Company recorded goodwill totaling $1,944,000.

     A summary of trademarks as of December 31, 1996 and 1995 follows (in thousands):

                                                                       DECEMBER 31,
                                                                      ---------------
                                                                      1996      1995
                                                                      -----     -----
        Original Cost...............................................  $ 581     $ 581
        Accumulated Amortization....................................   (375)     (312)
                                                                      -----     -----
        Trademarks, Net.............................................  $ 206     $ 269
                                                                      =====     =====

     Amortization expense relating to trademarks totaled $63,000 for each of the years ended December 31, 1996, 1995 and 1994.

(8)  OTHER ASSETS

     A summary of other assets as of December 31, 1996 and 1995 follows (in thousands):

                                                                        DECEMBER 31,
                                                                     ------------------
                                                                      1996       1995
                                                                     -------    -------
        Note Receivable............................................  $ 1,063    $    --
        Pre-opening and Startup Costs..............................    1,242         --
        Escrow Deposits............................................      900         --
        Prepaid Expenses...........................................      796        643
        Deferred Income Taxes......................................      676        925
        Income Taxes Receivable....................................      316        850
        Property and Equipment Held for Sale.......................       --      1,086
        Other Assets...............................................    1,650        746
                                                                      ------     ------
                                                                     $ 6,643    $ 4,250
                                                                      ======     ======

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

(9)  ACCRUED EXPENSES AND OTHER LIABILITIES

     A summary of accrued expenses and other liabilities as of December 31, 1996 and 1995 follows (in thousands):

                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1996       1995
                                                                     ------     ------
        Sales Taxes................................................  $2,904     $2,258
        Others.....................................................   3,824      3,299
                                                                     ------     ------
                                                                     $6,728     $5,557
                                                                     ======     ======

     In connection with the retail sale of vehicles, the Company is required to pay sales taxes to certain government jurisdictions. The Company has elected to pay these taxes using the "cash basis", which requires the Company to pay the sales tax obligation for a sale transaction as principal is collected over the life of the related finance receivable contract.

(10)  NOTES PAYABLE

     A summary of notes payable at December 31, 1996 and 1995 follows:

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1996        1995
                                                                           --------    --------
                                                                              (IN THOUSANDS)
$50,000,000 revolving loan with a finance company, interest payable daily at 30 day LIBOR (5.40% at December 31, 1996) plus 3.60% through
  September 1997, at which time the Company retains the right to extend the loan for one additional year, secured by substantially all assets
  of the Company.........................................................  $  4,602    $ 32,201

Two notes payable to a finance company totaling $7,450,000, monthly interest payable at the prime rate (8.25% at December 31, 1996) plus
  1.50% through January 1998; thereafter, monthly payments of $89,000 plus interest through January 2002 when balloon payments totaling
  $3,282,000 are due, secured by first deeds of trust and assignments of
  rents on certain real property.........................................     7,444          --

$3,000,000 note payable to an insurance company, interest payable quarterly at 12.5% per annum. Converted to common stock concurrent with
  the Company's initial public offering in 1996..........................        --       3,000

Others bearing at interest rates ranging from 9% to 11% due through April
  2007, secured by certain real property and certain property and
  equipment..............................................................       858          --
                                                                            -------     -------
          Total..........................................................  $ 12,904    $ 35,201
                                                                            =======     =======

     The aforementioned revolving loan agreement contains various reporting and performance covenants including the maintenance of certain ratios, limitations on additional borrowings from other sources, and a restriction on the payment of dividends under certain circumstances. The Company was in compliance with the covenants at December 31, 1996 and 1995.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     A summary of future minimum principal payments required (assuming the Company exercises its right to extend the revolving loan through September 1998) under the aforementioned notes payable as of December 31, 1996 follows (in thousands):

                                                                       DECEMBER 31, 1996
                                                                       -----------------
        1997.........................................................       $    86
        1998.........................................................         5,673
        1999.........................................................         1,169
        2000.........................................................         1,179
        2001.........................................................         1,191
        Thereafter...................................................         3,606
                                                                            -------
                                                                            $12,904
                                                                            =======

(11)  SUBORDINATED NOTES PAYABLE

     The Company has executed two subordinated notes payable with Verde. As discussed in the following paragraphs, the balance outstanding under these notes totaled $14,553,000 at December 31, 1995. There was no accrued interest payable related to these notes at December 31, 1995.

     In August 1993, the Company entered into a ten-year, subordinated note payable agreement with Verde. This unsecured $15,000,000 note bears interest at an annual rate of 18%, with interest payable monthly and is subordinated to all other Company liabilities. The note also provides for suspension of interest payments should the Company be in default with any other creditors. The Company had $10,000,000 outstanding related to this note payable at December 31, 1995.

     In December 1995, the Company amended its five-year junior subordinated revolving note payable agreement with Verde. The note was increased from $3,000,000 to $5,000,000, bears interest at an annual rate of 18%, with interest payable monthly, and is scheduled to mature in December 1999. The Company had $4,553,000 outstanding related to this note payable at December 31, 1995.

     Interest expense related to the subordinated notes payable with Verde totaled $1,933,000, $3,492,000 and $2,569,000 during the years ended December 31, 1996, 1995 and 1994, respectively.

     On December 31, 1995, Verde converted $10,000,000 of subordinated notes payable to preferred stock of the Company. Verde agreed to waive any prepayment penalties associated with the reduction of the subordinated notes payable in connection with the conversion.

     In conjunction with the closing of the Company's initial public offering in June 1996, the two previously outstanding subordinated notes payable were exchanged for a new subordinated note payable. The new $14,000,000 unsecured note bears interest at an annual rate of 10%, with interest payable monthly and is subordinate to all other Company indebtedness. The note also calls for annual principal payments of $2,000,000 through June 2003 when the loan will be paid in full. The Company had $14,000,000 outstanding under this note payable at December 31, 1996.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

(12)  INCOME TAXES

     Income tax expense (benefit) amounted to $100,000, zero and $(334,000) for the years ended December 31, 1996, 1995 and 1994, respectively (an effective tax rate of 1.7%, 0% and 14.5%, respectively). A reconciliation between taxes computed at the federal statutory rate of 34% and at the effective tax rate on earnings (loss) before income taxes follows (in thousands):

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                               1996        1995       1994
                                                              -------     -------     -----
    Computed "Expected" Tax Expense (Benefit)...............  $ 2,028     $(1,350)    $(782)
    State Income Taxes, Net of Federal Effect...............       41          --       (30)
    Change in Valuation Allowance...........................   (2,315)      1,418       897
    Other, Net..............................................      346         (68)     (419)
                                                              -------     -------     -----
                                                              $   100     $    --     $(334)
                                                              =======     =======     =====

     Components of income tax expense (benefit) for the years ended December 31, 1996, 1995 and 1994 follow (in thousands):

                                                             CURRENT     DEFERRED     TOTAL
                                                             -------     --------     -----
    1996:
      Federal..............................................   $(149)      $  187      $  38
      State................................................      --           62         62
                                                              -----        -----      -----
                                                              $(149)      $  249      $ 100
                                                              =====        =====      =====

    1995:
      Federal..............................................   $(449)      $  449      $  --
      State................................................      --           --         --
                                                              -----        -----      -----
                                                              $(449)      $  449      $  --
                                                              =====        =====      =====

    1994:
      Federal..............................................   $  79       $ (367)     $(288)
      State................................................      48          (94)       (46)
                                                              -----        -----      -----
                                                              $ 127       $ (461)     $(334)
                                                              =====        =====      =====

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1996 and 1995 are presented below (in thousands):

                                                                           DECEMBER 31,
                                                                        ------------------
                                                                         1996       1995
                                                                        ------     -------
    Deferred tax assets:
      Finance Receivables, Principally Due to the Allowance for Credit
         Losses.......................................................  $  131     $ 2,987
      Federal and State Income Tax Net Operating Loss Carryforward....     995         317
      Residual in Finance Receivables.................................     140          --
      Other...........................................................     279         443
                                                                         -----     -------
      Total Gross Deferred Tax Assets.................................   1,545       3,747
      Less: Valuation Allowance.......................................      --      (2,315)
                                                                         -----     -------
              Net Deferred Tax Assets.................................   1,545       1,432
                                                                         -----     -------
    Deferred Tax Liabilities:
      Acquisition Discount............................................    (112)         --
      Software Development Costs......................................    (192)        (96)
      Other Assets....................................................    (490)         --
      Loan Origination Fees...........................................     (75)       (198)
      Inventory.......................................................      --        (213)
                                                                         -----     -------
         Total Gross Deferred Tax Liabilities.........................    (869)       (507)
                                                                         -----     -------
              Net Deferred Tax Asset..................................  $  676     $   925
                                                                         =====     =======

     The valuation allowance for deferred tax assets as of December 31, 1996 and 1995 was zero and $2,315,000, respectively. The net change in the total valuation allowance for the year ended December 31, 1996 was a decrease of $2,315,000, and a increase of $1,418,000 for the year ended December 31, 1995. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance.

     At December 31, 1996, the Company had net operating loss carryforwards for federal income tax purposes of approximately $2,249,000, which, subject to annual limitations, are available to offset future taxable income, if any, through 2011 and net operating loss carryforwards for state income tax purposes of $3,543,000, which are available to offset future taxable income through 2001.

(13)  LEASE COMMITMENTS

     The Company leases an operating facility, offices, a vehicle and office equipment from unrelated entities under operating leases which expire through April 2000. The leases require monthly rental payments aggregating approximately $155,000 and contain various renewal options from one to ten years. In certain instances, the Company is also responsible for occupancy and maintenance costs, including real estate taxes, insurance, and utility costs.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     The Company purchased six car lots, a vehicle reconditioning center, and two office buildings from Verde. These properties had previously been rented from Verde pursuant to various leases which called for base monthly rents aggregating approximately $123,000 plus contingent rents as well as all occupancy and maintenance costs, including real estate taxes, insurance, and utilities. In connection with the purchase, Verde returned security deposits which totaled $364,000. The security deposits are included in Other Assets in the accompanying Consolidated Balance Sheets as of December 31, 1995.

     Rent expense for the year ended December 31, 1996 totaled $2,394,000. Rents paid to Verde totaled $1,498,000 including contingent rents of $440,000. There was no accrued rent payable to Verde at December 31, 1996.

     Rent expense for the year ended December 31, 1995 totaled $2,377,000. Rents paid to Verde totaled $1,889,000, including contingent rents of $465,000, and $113,000 of rent capitalized during the construction period of a facility. Accrued rent payable to Verde totaled $101,000 at December 31, 1995 and is included in Accrued Expenses and Other Liabilities on the accompanying Consolidated Balance Sheets.

     Rent expense for the year ended December 31, 1994 totaled $1,400,000. Rents paid to Verde totaled $1,221,000 including contingent rents of $310,000, and $127,000 of rent capitalized during the construction period of two used car dealership facilities.

     A summary of future minimum lease payments required under noncancelable operating leases with remaining lease terms in excess of one year as of December 31, 1996 follows (in thousands):

                                                                   DECEMBER 31, 1996
                                                                   -----------------
        1997.....................................................       $ 1,788
        1998.....................................................         1,547
        1999.....................................................         1,190
        2000.....................................................           533
        2001.....................................................           378
        Thereafter...............................................           104
                                                                         ------
                  Total..........................................       $ 5,540
                                                                         ======

(14)  STOCKHOLDERS' EQUITY

     On April 24, 1996, the Company effectuated a 1.16-to-1 stock split. The effect of this stock split has been reflected for all periods presented in the Consolidated Financial Statements.

     The Company has authorized 20,000,000 shares of $.001 par value common stock. There were 13,327,000 and 5,580,000 shares issued and outstanding at December 31, 1996 and 1995, respectively. The common stock consists of $13,000 common stock and $82,599,000 of additional paid-in capital at December 31, 1996. The common stock consists of $6,000 of common stock and $121,000 of additional paid-in capital as of December 31, 1995.

     During 1996, the Company completed two public offerings in which it issued a total of 7,245,000 shares of common stock for approximately $79,435,000 cash net of stock issuance costs.

     Warrants to acquire 116,000 shares of the Company's common stock at $6.75 per share and 170,000 shares of the Company's common stock at $9.45 per shares were outstanding at December 31, 1996.

     The Company has authorized 10,000,000 shares of $.001 par value preferred stock. There were zero and 1,000,000 shares issued and outstanding at December 31, 1996, and 1995, respectively.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     On December 31, 1995, the Company exchanged 1,000,000 shares of Series A preferred stock for $10,000,000 of subordinated notes payable with Verde. Cumulative dividends were payable at a rate of 12% per annum through June 21, 1996, at which time the Series A preferred stock was exchanged on a share-for-share basis for 1,000,000 shares of Series B preferred stock. The dividends were payable quarterly upon declaration by the Company's Board of Directors. In November 1996, the Company redeemed the 1,000,000 shares of Series B preferred stock.

     The Company's Board of Directors declared quarterly dividends on preferred stock totaling approximately $916,000 during the year ended December 31, 1996. There were no cumulative unpaid dividends at December 31, 1996.

(15)  STOCK OPTION PLAN

     In June, 1995, the Company adopted a long-term incentive plan (stock option plan). The stock option plan, as amended, set aside 1,300,000 shares of common stock to be granted to employees at a price not less than fair market value of the stock at the date of grant. Options are to vest over a period to be determined by the Board of Directors upon grant and will generally expire ten years after the date of grant. The options generally vest over a period of five years.

     At December 31, 1996, there were 388,000 additional shares available for grant under the Plan. The per share weighted-average fair value of stock options granted during 1996 and 1995 was $8.39 and $.90, respectively on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: 1996 -- expected dividend yield 0%, risk-free interest rate of 6.3%, expected volatility of 56.5% and an expected life of 7 years;
1995 -- expected dividend yield 0%, risk-free interest rate of 6.1%, expected volatility of 56.5% and an expected life of 7 years.

     The Company applies APB Opinion 25 in accounting for its Plan, and accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                   1996           1995
                                                                ----------     -----------
Net Earnings (Loss)            As reported..................    $5,866,000     $(3,972,000)
                               Pro forma....................    $5,748,000     $(3,985,000)
Earnings (Loss) per Share      As reported..................    $     0.60     $     (0.67)
                               Pro forma....................    $     0.58     $     (0.68)

     The full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net earnings (loss) amounts presented above because compensation cost is reflected over the options' vesting period of five years.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     A summary of the aforementioned stock plan follows:

                                                                                   WEIGHTED
                                                                                    AVERAGE
                                                                                   PRICE PER
                                                                       NUMBER        SHARE
                                                                       -------     ---------
    Balance December 31, 1994........................................       --          --
    Granted..........................................................  459,000       $1.72
    Forfeited........................................................  (17,000)       2.16
                                                                       -------      ------

    Balance, December 31, 1995.......................................  442,000        1.70
    Granted..........................................................  539,000       13.41
    Forfeited........................................................  (30,000)       3.26
    Exercised........................................................  (39,000)       1.00
                                                                       -------      ------

    Balance, December 31, 1996.......................................  912,000       $8.60
                                                                       =======      ======

     A summary of stock options granted at December 31, 1996 follows:

                                    OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                     --------------------------------------------------     -----------------------------
                       NUMBER         WEIGHTED-AVG.       WEIGHTED-AVG.       NUMBER        WEIGHTED-AVG.
    RANGE OF         OUTSTANDING        REMAINING           EXERCISE        EXERCISABLE       EXERCISE
 EXERCISE PRICES     AT 12/31/96     CONTRACTUAL LIFE         PRICE         AT 12/31/96         PRICE
-----------------    -----------     ----------------     -------------     -----------     -------------
 $  .50 to $ 1.00      130,000           8.0 years           $  0.86               --           $  --
 $ 1.50 to $ 2.60      247,000           8.5 years           $  2.16           51,000            2.15
 $ 3.45 to $ 9.40      192,000           9.5 years           $  6.73               --              --
 $11.88 to $17.69      343,000          10.0 years           $ 17.22               --              --
                       -------                                ------          -------            ----
                       912,000                               $  8.60           51,000           $2.15
                       =======                                ======          =======            ====

(16)  COMMITMENTS AND CONTINGENCIES

     The Company has executed an agreement to sell up to $50,000,000 in finance receivable backed certificates through December 31, 1996 to an insurance company. In addition, the purchaser has the right of first refusal to purchase up to an additional $125,000,000 of finance receivables through December 31, 1998. The Company completed the sale of approximately $58,000,000 in receivable-backed certificates during the year ended December 31, 1996.

     The Company is involved in various claims and actions arising in the ordinary course of business. In the opinion of management, based on consultation with legal counsel, the ultimate disposition of these matters will not have a materially adverse effect on the Company.

(17)  RETIREMENT PLAN

     During 1995, the Company established a qualified 401(k) retirement plan (defined contribution plan) which became effective on October 1, 1995. The plan covers substantially all employees having no less than one year of service, have attained the age of 21, and work at least 1,000 hours per year. Participants may voluntarily contribute to the plan up to the maximum limits established by Internal Revenue Service regulations. The Company will match 10% of the participants' contributions. Participants are immediately vested in the amount of their direct contributions and vest over a five-year period, as defined by the plan, with respect to the Company's contribution. Pension expense totaled $23,000 and $5,000 during the years ended December 31, 1996 and 1995, respectively.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

(18)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. The following summary presents a description of the methodologies and assumptions used to determine such amounts.

  Limitations

     Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates.

     Since the fair value is estimated as of December 31, 1996 and 1995, the amounts that will actually be realized or paid in settlement of the instruments could be significantly different.

  Cash and Cash Equivalents and Investments Held in Trust

     The carrying amount is assumed to be the fair value because of the liquidity of these instruments.

Finance Receivables and Residuals in Finance Receivables Sold

     The carrying amount is assumed to be the fair value because of the relative short maturity and repayment terms of the portfolio as compared to similar instruments.

  Accounts Payable, Accrued Expenses, and Notes Payable

     The carrying amount approximates fair value because of the short maturity of these instruments. The terms of the Company's notes payable approximate the terms in the market place at which they could be replaced. Therefore, the fair market value approximates the carrying value of these financial instruments.

  Subordinated Notes Payable

     The terms of the Company's subordinated notes payable approximate the terms in the market place at which they could be replaced. Therefore, the fair value approximates the carrying value of these financial instruments.

(19)  SUBSEQUENT EVENT

     Subsequent to year end, the Company acquired the operating assets of five used car dealerships and a finance company for a total of approximately $32,130,000. The acquisition, which was financed with cash and borrowings under the company's revolving loan will be accounted for as a purchase.

(20)  BUSINESS SEGMENTS

     Operating results and other financial data are presented for the principal business segments of the Company for the years ended December 31, 1996, and 1995, and 1994, respectively. The Company has four distinct business segments. These consist of retail car sales operations (Company dealerships), the income generated from the finance receivables generated at the Company dealerships, finance income generated from third party finance receivables, and corporate and other operations. In computing operating profit by business segment, the following items were considered in the Corporate and Other category: portions of administrative

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES expenses, interest expense and other items not considered direct operating expenses. Identifiable assets by business segment are those assets used in each segment of Company operations.

                                                        COMPANY       THIRD
                                           COMPANY    DEALERSHIP      PARTY     CORPORATE
                                         DEALERSHIPS  RECEIVABLES  RECEIVABLES  AND OTHER   TOTAL
                                         -----------  -----------  -----------  ---------  --------
                                                               (IN THOUSANDS)
December 31, 1996:
  Sales of Used Cars....................   $53,768      $    --      $    --     $    --   $ 53,768
  Less: Cost of Cars Sold...............    29,890           --           --          --     29,890
         Provision for Credit Losses....     9,658           --          153          --      9,811
                                           -------      -------      -------     -------   --------
                                            14,220           --         (153)         --     14,067
  Interest Income.......................        --        8,426        7,259         171     15,856
  Gain on Sale of Loans.................        --        3,925          509          --      4,434
  Other Income..........................       195          921           --         455      1,571
                                           -------      -------      -------     -------   --------
     Income before Operating Expenses...    14,415       13,272        7,615         626     35,928
                                           -------      -------      -------     -------   --------
  Operating Expenses:
     Selling and Marketing..............     3,568           --           --          17      3,585
     General and Administrative.........     8,295        3,042        3,955       4,246     19,538
     Depreciation and Amortization......       318          769          195         295      1,577
                                           -------      -------      -------     -------   --------
                                            12,181        3,811        4,150       4,558     24,700
                                           -------      -------      -------     -------   --------
Income before Interest Expense..........   $ 2,234      $ 9,461      $ 3,465     $(3,932)  $ 11,228
                                           =======      =======      =======     =======   ========
Capital Expenditures....................   $ 4,530      $   455      $   621     $   505   $  6,111
                                           =======      =======      =======     =======   ========
Identifiable Assets.....................   $20,698      $12,775      $45,558     $39,052   $118,083
                                           =======      =======      =======     =======   ========
December 31, 1995:
  Sales of Used Cars.................... $  47,824    $      --    $      --    $     --   $ 47,824
  Less: Cost of Cars Sold...............    27,964           --           --          --     27,964
         Provision for Credit Losses....     8,359           --           --          --      8,359
                                           -------      -------      -------     -------   --------
                                            11,501           --           --          --     11,501
  Interest Income.......................        --        8,227        1,844          --     10,071
  Other Income..........................        --           --           --         308        308
                                           -------      -------      -------     -------   --------
     Income before Operating Expenses...    11,501        8,227        1,844         308     21,880
                                           -------      -------      -------     -------   --------
  Operating Expenses:
     Selling and Marketing..............     3,856           --           --          --      3,856
     General and Administrative.........     8,210        2,681        1,163       2,672     14,726
     Depreciation and Amortization......       279          479           89         467      1,314
                                           -------      -------      -------     -------   --------
                                            12,345        3,160        1,252       3,139     19,896
                                           -------      -------      -------     -------   --------
Income before Interest Expense..........   $  (844)     $ 5,067      $   592     $(2,831)  $  1,984
                                           =======      =======      =======     =======   ========
Capital Expenditures....................   $ 1,195      $ 1,561      $   216     $   223   $  3,195
                                           =======      =======      =======     =======   ========
Identifiable Assets.....................   $11,452      $32,187      $13,419     $ 3,732   $ 60,790
                                           =======      =======      =======     =======   ========
December 31, 1994:
  Sales of Used Cars....................   $27,768      $    --      $    --     $    --   $ 27,768

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                                                        COMPANY       THIRD
                                           COMPANY    DEALERSHIP      PARTY     CORPORATE
                                         DEALERSHIPS  RECEIVABLES  RECEIVABLES  AND OTHER   TOTAL
                                           -------      -------      -------     -------   --------
                                                               (IN THOUSANDS)
  Less: Cost of Cars Sold...............    12,577           --           --          --     12,577
         Provision for Credit Losses....     7,190          834          116          --      8,140
                                           -------      -------      -------     -------   --------
                                             8,001         (834)        (116)         --      7,051
  Interest Income.......................        --        4,683          766          --      5,449
  Other Income..........................        --           --           --         556        556
                                           -------      -------      -------     -------   --------
     Income before Operating Expenses...     8,001        3,849          650         556     13,056
                                           -------      -------      -------     -------   --------
  Operating Expenses:
     Selling and Marketing..............     2,263           --           --         139      2,402
     General and Administrative.........     5,069        1,631          240       2,201      9,141
     Depreciation and Amortization......       131          159           64         423        777
                                           -------      -------      -------     -------   --------
                                             7,463        1,790          304       2,763     12,320
                                           -------      -------      -------     -------   --------
Income before Interest Expense.......... $     538    $   2,059    $     346    $ (2,207)  $    736
                                           =======      =======      =======     =======   ========
Capital Expenditures.................... $   3,905    $     757    $     302    $    370   $  5,334
                                           =======      =======      =======     =======   ========
Identifiable Assets..................... $   8,788    $  16,764    $   1,558    $  2,601   $ 29,711
                                           =======      =======      =======     =======   ========

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

(22)  QUARTERLY FINANCIAL DATA -- UNAUDITED

     A summary of the quarterly data for the years ended December 31, 1996 and 1995 follows:

                                           FIRST     SECOND      THIRD     FOURTH
                                          QUARTER    QUARTER    QUARTER    QUARTER      TOTAL
                                          -------    -------    -------    -------     -------
                                                             (IN THOUSANDS)
    1996:
      Total Revenue.....................  $19,396    $20,081    $18,259    $17,893     $75,629
                                          =======    =======    =======    =======     =======
      Income before Operating
         Expenses.......................    8,442      9,005      8,741      9,740      35,928
                                          =======    =======    =======    =======     =======
      Operating Expenses................    5,694      6,296      5,522      7,188      24,700
                                          =======    =======    =======    =======     =======
      Income before Interest Expense....    2,716      2,721      3,157      2,634      11,228
                                          =======    =======    =======    =======     =======
      Net Earnings......................  $ 1,065    $ 1,083    $ 1,967    $ 1,751     $ 5,866
                                          =======    =======    =======    =======     =======
         Earnings Per Share.............  $  0.13       0.13       0.19       0.14        0.60
                                          =======    =======    =======    =======     =======

    1995:
      Total Revenues....................  $11,546    $14,975    $16,944    $14,738     $58,203
                                          =======    =======    =======    =======     =======
      Income before Operating
         Expenses.......................    4,628      5,601      5,858      5,793      21,880
                                          =======    =======    =======    =======     =======
      Operating Expenses................    3,970      4,646      5,366      5,914      19,896
                                          =======    =======    =======    =======     =======
      Income before Interest Expense....      658        955        492       (121)      1,984
                                          =======    =======    =======    =======     =======
      Net Loss..........................  $  (465)   $  (283)   $(1,169)   $(2,055)    $(3,972)
                                          =======    =======    =======    =======     =======
         Loss Per Share.................  $ (0.08)   $ (0.05)   $ (0.20)   $ (0.35)    $ (0.67)
                                          =======    =======    =======    =======     =======